Wayfair Announces Executive Retirements
James Savarese and John Mulliken to Depart Company
Thomas Netzer Appointed Chief Operating Officer,  Allan Lyall Appointed Chief Global Supply Chain Officer, Jim Miller Appointed Interim Chief Technology Officer

BOSTON, Mass. – July 17, 2019 – Wayfair (NYSE:W), one of the world’s largest online destinations for the home, today announced that James Savarese, Chief Operating Officer, and John Mulliken, Chief Technology Officer, will retire from the company in 2019. Both leaders served the company for more than a decade each, helping to drive Wayfair’s rapid ascent from an e-commerce start-up to a global, Fortune 500 technology leader and consumer brand.
“James and John have both served as exceptional leaders over a period of tremendous growth for the company. They helped make Wayfair the global ecommerce leader it is today,” said Niraj Shah, CEO, co-founder and co-chairman, Wayfair. “We are deeply grateful for their many contributions. They leave behind strong teams and have well positioned Wayfair for continued success. We are appreciative of their commitment to a smooth transition over the coming months and wish both James and John the very best.”
As part of a planned transition, Wayfair has appointed Thomas Netzer, current COO of Wayfair’s European operations, to succeed Savarese as COO. Netzer will relocate from Wayfair’s Berlin office to Boston headquarters this summer.  Wayfair has also promoted Allan Lyall to the new role of Chief Global Supply Chain Officer with responsibility for the company’s rapidly growing global supply chain. Savarese will remain with the company to support the transition through October 15, 2019.
Netzer steps into the COO role after serving as one of Wayfair’s most senior leaders responsible for growing Wayfair’s European sales and service organization, overseeing the European CastleGate warehousing business, and managing all European supply chain functions. Prior to Wayfair, Netzer spent more than 20 years working in global transportation and infrastructure for McKinsey & Company, where he co-led the consultancy’s global logistics practice.
Lyall joined Wayfair in 2018 and has spearheaded significant growth and innovation across the company’s North American supply chain operations.  Prior to Wayfair, Lyall successfully built and led large, complex physical operations during rapid growth phases for Amazon, Apple and Tesco including 12 years at Amazon as Vice President of European Operations driving massive operational scaling.
“Thomas has driven great momentum across our European operations and been pivotal in scaling our international growth,” noted Shah. “We are excited to welcome him into the role of chief operating officer. Allan has an amazing depth of experience as an operator during periods of rapid growth and massive scaling.  He will bring all of that to this expanded role developing our global operations. We know first-hand that Thomas and Allan will both bring operational expertise and a strong global perspective to our leadership team as we continue the rapid expansion of our business across new markets.”
With Mulliken’s planned departure, current Wayfair board member and former Google executive Jim Miller will serve as interim CTO while Wayfair conducts an external search. Miller brings invaluable expertise and decades of experience in technology and product innovation to the Wayfair team. Throughout his career, Miller has held executive leadership roles at prominent technology companies including Google, Amazon, Cisco, and IBM Corporation. He has served on the Wayfair board for the past three years. Mulliken will remain with the company to support the transition through October 15, 2019.

“As we conduct a search to fill our most senior technology role, we are delighted that Jim will be joining us as interim CTO,” added Shah. “Jim is highly qualified to take the helm of our tech organization and is deeply knowledgeable about our business and teams. We look forward to learning from his vast experience as a leader for some of the world’s largest and most successful technology brands.”
About Wayfair
Wayfair believes everyone should live in a home they love. Through technology and innovation, Wayfair makes it possible for shoppers to quickly and easily find exactly what they want from a selection of more than 14 million items across home furnishings, décor, home improvement, housewares and more. Committed to delighting its customers every step of the way, Wayfair is reinventing the way people shop for their homes - from product discovery to final delivery.
The Wayfair family of sites includes:

•	Wayfair - Everything home for every budget.

•	Joss & Main - Stylish designs to discover daily.

•	AllModern - The best of modern, priced for real life.

•	Birch Lane - Classic home. Comfortable cost.

•	Perigold - The widest-ever selection of luxury home furnishings.
Wayfair generated $7.3 billion in net revenue for the twelve months ended March 31, 2019. Headquartered in Boston, Massachusetts with operations throughout North America and Europe, the company employs more than 13,300 people.
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Media Relations Contact:
Jane Carpenter, 617-502-7595
PR@wayfair.com

Investor Relations Contact:
Jane Gelfand, 857-315-3270
IR@wayfair.com